Calculation of Filing Fee Tables
S-3
International Seaways, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, no par value	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred Stock, no par value	457(r)				0.0001381
Fees to be Paid	3	Debt	Senior and Subordinated Debt Securities	457(r)				0.0001381
Fees to be Paid	4	Debt	Convertible Debt Securities	457(r)				0.0001381
Fees to be Paid	5	Other	Warrants	457(r)				0.0001381
Fees to be Paid	6	Other	Units	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Note 1.a The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. Note 1.b Each share of common stock registered hereunder includes an associated right (the "Rights") as set forth in the Amended and Rights Agreement, dated as of April 11, 2023, between the registrant and Computershare Trust Company, N.A., as rights agent (the "Rights Agreement"). Rights are attached to the shares of common stock, will not be offered separately, and are not exercisable until the occurrence of certain events specified in the Rights Agreement. The value attributable to the Rights, if any, is reflected in the value of the common stock. Note 1.c An unspecified aggregate initial offering price and number of securities of each identified class is being registered and may from time to time be offered at unspecified prices.

[2]	See Notes 1.a and 1.c

[3]	See Notes 1.a and 1.c An indeterminable amount of these securities may be senior or subordinated.

[4]	See Notes 1.a and 1.c An indeterminable amount of these securities may be senior or subordinated.

[5]	See Notes 1.a and 1.c

[6]	See Notes 1.a and 1.c Consisting of some or all of the classes of securities listed above, in any combination, including shares of common stock, shares of preferred stock, debt securities, convertible debt securities and warrants.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A